Exhibit 23.3

CONSENT OF FREEDONIA CUSTOM RESEARCH

Freedonia Custom Research (“Freedonia”) hereby consents to the references by JELD-WEN Holding, Inc. (the “Company”) to Freedonia’s market and industry data and information cited in the Company’s Registration Statement on Form S-1 and any amendments thereto filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) and to the use of Freedonia’s name in connection with the use of such data and information in the Registration Statement. Freedonia also hereby consents to the filing of this consent as an exhibit to the Registration Statement.

FREEDONIA CUSTOM RESEARCH

By:	/s/ Andrew Banyas
Name:	Andrew Banyas
Title:	Director
Date:	November 8, 2017